Exhibit 99.2
LIBERATOR MEDICAL ANNOUNCES RECORD RESULTS IN ITS FISCAL 2008 FIRST QUARTER ENDING 12/31/07 YEAR-OVER-YEAR REVENUES INCREASE102% AND GROSS PROFIT JUMPS 174%
STUART, FL — (MARKET WIRE) — 02/19/08 — Liberator Medical Holdings, Inc. (PINKSHEETS: LBMH) announced today record revenues of $1.4 million and record gross profits of $908 thousand for its fiscal 2008 first quarter ended 12/31/07.
Mark Libratore, the Company’s President and CEO, commented, “We are very pleased with these results, which further validate our business model and demonstrate that our advertising is extremely effective. Our advertising was the prime reason for the $1.43 million in revenue, which was approximately $613,000 over the prior quarter ended September 30th 2007.”
Highlights from the First Quarter 2008 Results Include:
1. Total revenues for the first quarter ended 12/31/07 were $1,429,465 as compared to the first quarter ended 12/31/06 of $708,246, an increase of 102%.
2. Gross profits for the first quarter ended 12/31/07 were $907,840 compared to the first quarter ended 12/31/06 of $331,443, an increase of 174%.
3. Gross margins for the first quarter ended 12/31/07 were 64% compared to the first quarter ended 12/31/06 of 47%, an increase of 36%.
4. Net losses from for the first quarter ended 12/31/07 were $579,175 compared to the first quarter ended 12/31/06 of $790,464, a decrease of 27%.
Mr. Libratore further commented, “This a very exciting time at Liberator Medical because we are rapidly approaching the point of critical mass. In other words, when the Company spends money on advertising we get a multiple of that number back in revenue, 10X in less than 2 years, and 20X in less than 5 years. This is the result of the increase in repeat business from new customer acquisitions. As Liberator exceeds the break-even point in the near future, additional advertising dollars become available from the increased cash-flow.”
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc. established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider Accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 85% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, and are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Further, Liberator Holdings is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control, such as announcements and product development by competing product and service providers.
Contacts:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact
Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net